Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Electromed, Inc., of our report dated August 22, 2023, relating to the financial statements of Electromed, Inc., appearing in the Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

/s/ RSM US LLP

Rochester, Minnesota

August 22, 2023